- American Land Lease Announces First Quarter 2006 Results -

CLEARWATER, Fla., May 9, 2006 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL—news) today released results for first quarter 2006.

Summary Financial Results

First Quarter

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.36 for the three-month period ended March 31, 2006 equaling the $0.36 from the same period one-year ago.
•	Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 8 of this press release) were $4.3 million, or $0.48 per diluted common share, for the quarter compared to $3.7 million or $0.44 per diluted common share from the same period one year ago, an increase of 9.1% on a per share basis.
•	Unit volume in home sales was 104 new home closings, including 85 new homes sold on expansion home sites. This compares with 77 new home closings in first quarter 2005.
•	“Same Store” results provided a revenue increase of 10.1%, an expense increase of 12.8% and an increase of 8.9% in Net Operating Income (“NOI”).
•	“Same Site” results provided a revenue increase of 4.5%, an expense increase of 5.6% and an increase of 4.1% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “We are pleased by our results for the first quarter of 2006. Our land lease portfolio posted record income. New homes sales were strong and we achieved a new high for home closings in the first quarter. At a time of apparent slowing in home building, we are gratified by strength of the active senior segment that we have targeted. The March purchase of The Reserve at Fox Creek gives us an opportunity to use our home sales and property operating skills to add another high quality senior community to our portfolio. We continue to look for other such opportunities.”

Mr. Blatz added, “We are concerned that operating expenses are growing faster than inflation. While property tax and energy cost increases are largely passed through to our homeowners, we plan to increase our efforts to control costs.”

Dividend Declaration

On May 3, 2006, the Board of Directors declared a first quarter common stock dividend of $0.25 per share payable on May 31, 2006, to stockholders of record on May 15, 2006.

On May 3, 2006, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended March 31, 2006, payable on May 31, 2006 to shareholders of record on May 15, 2006.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividends are set quarterly and are subject to change or elimination at any time. The Company’s primary financial objective is to maximize for common shareholders long term, risk adjusted returns on investment. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results – First Quarter

First Quarter Property Operations

First quarter revenue from property operations was $8,311,000 as compared to $7,637,000 in the same period one year ago, an 8.8% increase. First quarter property operating expenses totaled $2,943,000 as compared to $2,592,000 in the same period one year ago, a 13.5% increase. The Company realized significant increases in rental income driven by annual rental rate increases and the absorption of new home sites through its home sales efforts. Property operating expenses increased in first quarter 2006, as compared to the same period in the prior year, primarily due to increases in payroll and benefit costs, tenant related legal costs, and costs for utilities including waste water treatment. Property operating margins before depreciation expense decreased from 65.4% in the prior year’s first quarter to 62.3% in the current quarter.

First Quarter “Same Store” Results

First quarter “same store” results reflect the results of operations for properties and golf courses owned for both the first quarters of 2006 and 2005. The same store properties account for 97% of property operating revenues for the first quarter of 2006. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired.

The same store % change results are as follows:

1Q06
Revenue	10.1%

Expense	12.8%

Net Operating Income	8.9%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results for first quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.5%	4.7%	0.9%	10.1%

Expense	5.6%	5.6%	1.6%	12.8%

NOI	4.1%	4.2%	0.6%	8.9%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended March 31, 2006 and 2005 can be found on page 14 of this earnings release.

First Quarter Home Sales Operations

First quarter 2006 new home sales produced 104 closings, a 35.1% increase from the 77 closings in the same period in the prior year. Average selling price per home was $128,000 as compared to $112,000 in the same period in the prior year, a 14.3% increase. The increase in closings compared to the same period in the prior year was primarily due to increased sales at two of the Company’s expansion communities in Florida. Brokerage profits were up 0.8% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, increased to 33.0% in the quarter as compared to 31.8% in the same period in the prior year. This increase was driven primarily by increased selling prices and increased manufacturer rebates associated with higher purchasing volumes partially offset by increases in costs of homes purchased. Selling costs as a percentage of sales revenue decreased from 25.9% in the prior year’s period to 20.7% in the first quarter of 2006, reflecting greater operating leverage with higher sales volumes. The backlog of contracts for closing stood at 75 home sales, a decrease of 30 contracts from the same period in the prior year.

The Company remains committed to its program of generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended March 31, 2006	Quarter ended March 31, 2005
New home closings	104	77
New home contracts	117	91
Home resales	—	2
Brokered home sales	62	61
New home contract backlog	75	105

Outlook for 2006

The table below summarizes the Company’s projected financial outlook for 2006 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2006 Projected
FFO	$1.70 to $1.90
AFFO	$1.57 to $1.82
Diluted EPS	$1.27 to $1.52
Same Store Sales
Revenue Growth	7% to 10%
Expense Growth	6% to 9%
NOI Growth	8% to 10%

Home Sales Operating Income	$5.5M to $7.3M

General and Administrative Expenses	$3.8M to $4.2M

Capital Replacements (per site)	$145 to $165

Depreciation	$3.8M to $4.1M

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from new home sales are subject to greater volatility than are the earnings from land leases. The Company’s earnings estimates would be impacted positively or negatively by changes in the unit volume of new home sales or in the gross margins from new home sales. Home sales volume and gross margins are dependent upon a number of factors, including consumer confidence, the cost of homeowners’ insurance, and consumers’ access to financing sources for home purchases and the sale of their current home.

The Company’s projected results for 2006 include a reduction in regulatory compliance costs. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2006 projections. In addition, projected results include the expense for performance based restricted stock. The Company’s earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

Financing Activity

On January 10, 2006, the Company issued an $11,500,000 non-recourse mortgage note payable and modified an existing $4,500,000 note payable, resulting in a restated $16,000,000 note payable with a fixed interest rate of 6.02% maturing on February 1, 2016. The proceeds will be used to continue development of our residential land lease communities and for general corporate purposes.

On January 17, 2006, the Company extended the maturity of the term loan with a total commitment of $11,000,000 to April 30, 2006. The balance under the loan at March 31, 2006 was $100,000. No other terms or conditions were modified.

On February 27, 2006, the Company issued a $4,489,000 thirteen-year, non-recourse mortgage note payable with a fixed rate of 6.05% and modified an existing $4,036,000 note, resulting in a restated $8,525,000 note payable with a blended interest rate of 6.32% maturing on February 28, 2019. The proceeds will be used to continue the development of our residential land lease communities and for general corporate purposes.

On February 27, 2006, the Company issued a $3,093,000 fourteen-year, non-recourse mortgage note payable with a fixed interest rate of 5.92% and modified an existing $6,177,000 note, resulting in a restated $9,270,000 note payable with a blended fixed interest rate of 6.76% maturing on February 29, 2020. The proceeds will be used to continue the development of our residential land lease communities and for general corporate purposes.

Development Activity

The Company completed significant development activities at a number of locations during the quarter.

•	At Savanna Club, a 11,000+ square foot auditorium was completed. This auditorium, seating 780 for lectures/shows and 480 for sit down dinners, will be used to host community activities including music performances, shows, and dinner dances.

•	At Blue Heron Pines, the new Lakeview Recreation Center was completed and opened. This expansion of the old clubhouse almost doubles its size to 10,000+ square feet and incorporates a fitness center, computer center, and pool and game rooms as we expand our amenities to respond to changes in customer choices and tastes.

•	At Blue Heron Pines, an additional 16 home sites were developed and available for immediate occupancy as the result of the conversion of land previously used for the community’s waste water treatment plant and available for development now that the community has converted to municipal water and sewer.

Additionally, other ongoing significant development activity included:

•	At Savanna Club, construction continued on a 5,000+ square foot Fitness Center with expected completion in 2Q06.

•	At the Villages at Country Club project in Mesa, Arizona, site work began with home building expected to commence in 2Q06.

•	At Sebastian Beach and Tennis Village, construction and site work continued on schedule for the opening of the community in early 2007. Pre-sales and marketing activities for the community have already begun at an off site sales office opened in January.

•	At Riverside Club, construction activities began in January for the community’s second clubhouse, this one including more than 22,000 square feet.

Annual Meeting

At the Company’s 2006 Annual Meeting held May 3, 2006, Shareholders approved the following:

1.	Re-election of Todd Sheets as a Director for a three year term;

2.	Engagement of Ernst and Young as the Company’s Auditors;

3.	Removal of the Company’s 15% limitation on outstanding options while maintaining the 3 million share limit on shares issued under the stock incentive plan; and

4.	Continuation of the Company’s High Performance Stock Plan for the next three years. The performance objectives for vesting of the Class I awards under the program will be 48.2% to 68.1% total return or if expressed in annual compounded returns of 14.81% to 19.81% for the three year period ending December 31, 2008.

American Land Lease, Inc. is a REIT that held interests in 30 manufactured home communities with 7,572 operational home sites, 998 developed expansion sites, 1,274 undeveloped expansion sites and 129 recreational vehicle sites as of March 31, 2006.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Tuesday, May 9, 2006 at 4:00 p.m. Eastern Daylight Time to discuss first quarter 2006 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease first quarter 2006 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. Eastern Daylight Time, May 9, 2006 until midnight on May 16, 2006. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 8670859.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standard used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
ASSETS
Real Estate	$259,237	$249,398	$236,588	$232,035	$227,073
Less accumulated depreciation	(26,887)	(26,014)	(25,172)	(24,358)	(23,574)
Real estate under development	87,068	74,416	74,818	70,841	67,966

Total Real Estate	319,418	297,800	286,234	278,518	271,465
Cash and cash equivalents	8,384	1,795	828	1,313	870
Inventory	20,654	18,759	19,431	19,478	19,721
Other assets	12,883	11,335	10,074	9,494	8,856

Total Assets	$361,339	$329,689	$316,567	$308,803	$300,912

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$185,015	$151,656	$127,045	$125,712	$126,529
Secured short-term financing	16,742	19,669	33,777	30,123	25,836
Accounts payable and accrued liabilities	12,057	12,510	11,850	10,237	8,904

Total Liabilities	213,814	183,835	172,672	166,072	161,269

Minority Interest in Operating Partnership	16,137	15,945	15,511	15,312	15,168

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	25,000	25,000	25,000	25,000
Common Stock, par value $.01 per share; 12,000 shares authorized	92	93	93	93	92
Additional paid-in capital	287,206	288,224	288,188	288,064	286,014
Notes receivable from officers re common stock purchases	—	—	—	—	(437)
Deferred compensation re restricted stock	—	(1,651)	(1,959)	(2,258)	(2,573)
Dividends in excess of accumulated earnings	(154,298)	(155,145)	(156,326)	(156,868)	(157,009)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders’ Equity	131,388	129,909	128,384	127,419	124,475

Total Liabilities and Stockholders’ Equity	$361,339	$329,689	$316,567	$308,803	$300,912

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$8,311	$7,820	$7,876	$7,626
Golf course operating revenues	470	232	131	194

Total property operating revenues	8,781	8,052	8,007	7,820
Property operating expenses	(2,943)	(2,866)	(2,794)	(2,651)
Recoveries of casualty expenses related to hurricanes	—	(6)	(21)	36
Golf course operating expenses	(365)	(346)	(329)	(339)

Total property operating expenses	(3,308)	(3,218)	(3,144)	(2,954)
Depreciation	(997)	(971)	(886)	(858)

Income from rental property operations	4,476	3,863	3,977	4,008
SALES OPERATIONS
Home sales revenue	13,496	16,781	13,676	12,171
Cost of home sales	(9,044)	(11,444)	(9,562)	(8,487)

Gross profit on home sales	4,452	5,337	4,114	3,684

Commissions earned on brokered sales	159	139	112	240
Commissions paid on brokered sales	(82)	(74)	(64)	(138)

Gross profit on brokered sales	77	65	48	102

Selling and marketing expenses	(2,800)	(3,162)	(2,550)	(2,596)

Income (loss) from sales operations	1,729	2,240	1,612	1,190

General and administrative expenses	(891)	(1,113)	(946)	(864)
Gain on sale of property	—	—	—	—
Interest and other income	53	1	2	8
Tax benefit	—	600	—	—
Interest expense	(1,624)	(1,546)	(1,330)	(1,436)

Income before minority interest in Operating Partnership	3,743	4,045	3,315	2,906
Minority interest in Operating Partnership	(441)	(483)	(395)	(340)

Income from continuing operations	3,302	3,562	2,920	2,566
Cumulative preferred stock dividends	(484)	(484)	(484)	(484)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,818	$3,078	$2,436	$2,082

Earnings per common share – basic:
Income from continuing operations (net of cumulative unpaid preferred dividends)	$0.38	$0.42	$0.33	$0.29

Net income attributable to common stockholders	$0.38	$0.42	$0.33	$0.29

Earnings per common share – diluted:
Income from continuing operations	$0.36	$0.40	$0.32	$0.27

Net income attributable to common stockholders	$0.36	$0.40	$0.32	$0.27

Weighted average common shares outstanding	7,423	7,341	7,331	7,256
Weighted average common shares and common share equivalents outstanding	7,880	7,722	7,706	7,598
Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$180,570	$136,641	$101,417	$100,084	$100,901
Mortgage Loans Payable – Floating	4,445	15,015	25,628	25,628	25,628
Floor Plan Facility	16,642	14,969	19,147	18,929	20,461
Line of Credit	100	4,700	14,630	11,194	5,375

Total Debts	$201,757	$171,325	$160,822	$155,835	$152,365

% FIXED FLOATING
Fixed	89.5%	79.8%	63.1%	64.2%	66.2%
Floating	10.5%	20.2%	36.9%	35.8%	33.8%

Total	100.00%	100.00%	100.00%	100.00%	100.0%
AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.4%	6.6%	7.0%	7.0%	7.0%
Mortgage Loans Payable – Floating	7.2%	6.7%	6.5%	5.9%	4.9%
Floor Plan Facility	8.2%	7.6%	7.1%	7.7%	7.3%
Line of Credit	6.6%	6.4%	5.8%	4.5%	4.6%

Total Weighted Average	6.6%	6.7%	6.8%	6.7%	6.6%

DEBT RATIOS
Debt/Total Market Cap(1)	43.0%	42.1%	41.2%	43.1%	40.9%

Debt/Gross Assets	55.8%	52.0%	50.8%	50.5%	50.7%

	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010
MATURITIES
Mortgage Loan Scheduled Principal Payments	2,402	3,460	3,652	3,856	4,105
Mortgage Loans Balloon Maturities	—	2,665	—	2,069	—
Floor Plan Facility	—	—	—	—	—

Total	$2,402	$6,125	$3,652	$5,925	$4,105

(1)	Computed based upon closing price as reported on NYSE as of the period ended.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net Income	$2,818	$2,709
Adjustments
Cumulative unpaid preferred stock dividends	484	194
Minority interest in operating partnership	441	398
Casualty gain	—	(237)
Real estate depreciation	997	841

Funds From Operations (FFO)	$4,740	$3,905
Cumulative unpaid preferred stock dividends	(484)	(194)

Funds From Operations attributable to common Stockholders	4,256	3,711
Capital Replacements	(753)	(216)

Adjusted Funds from Operations (AFFO)	$3,503	$3,495

Weighted Average Common Shares/OP Units Outstanding	8,872	8,524

Per Common Share and OP Unit:
FFO:	$0.48	$0.44
AFFO:	$0.41	$0.41

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	52.1%	56.8%
AFFO:	61.0%	61.0%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED MARCH 31, 2006 AND MARCH 31, 2005

(in thousands)

(unaudited)

		Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$7,679	$7,327	$352	4.8%	4.5%
Absorption rental revenues		393	31	362	1167.7%	4.7%
Same site golf revenues		470	399	71	17.8%	0.9%

Same store revenues	A	8,542	7,757	785	10.1%	10.1%

Re-development property revenues		231	275	(44)	-16.0%
Other Income		8	4	4	100.0%

Total property revenues	C	$8,781	$8,036	$745	9.3%

Same site rental expenses		$2,256	$2,119	$137	6.5%	5.6%
Absorption rental expenses		138	—	138	100.0%	5.6%
Same site golf expenses		365	327	38	11.6%	1.6%

Same store expenses	B	2,759	2,446	313	12.8%	12.8%

Recoveries of casualty expenses related to hurricanes		—	(140)	140	100.0%
Re-development property expenses		90	88	2	2.3%
Expenses related to offsite management[2]		458	385	73	19.0%

Total property operating expenses	D	$3,307	$2,779	$528	19.0%

Same Store net operating income	A-B	$5,783	$5,311	472	8.9%

Total net operating income	C-D	$5,474	$5,257	$217	4.1%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2004 period. For example, same site rental revenues of $352 as compared to the total same store revenues in 2005 of $7,757 is a 4.5% increase ($352/$7,757=4.5%).

(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF MARCH 31, 2006

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	335	99%	$339	—	16	34
Brentwood Estates	Hudson, FL	129	98%	266	—	—	62
Sebastian Beach & Tennis Club	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	96%	347	—	—	—
Stonebrook	Homosassa, FL	185	100%	293	—	—	22
Sunlake Estates	Grand Island, FL	342	100%	349	—	—	54
Sun Valley	Tarpon Springs, FL	261	97%	383	—	—	—
Forest View	Homosassa, FL	266	100%	312	—	—	38
Gulfstream Harbor	Orlando, FL	382	98%	403	—	50	—
Gulfstream Harbor II	Orlando, FL	306	100%	398	—	37	1
Gulfstream Harbor III	Orlando, FL	272	58%	387	—	—	13
Lakeshore Villas	Tampa, FL	281	99%	417	—	—	—
Park Royale	Pinellas Park, FL	290	95%	427	—	—	19
Pleasant Living	Riverview, FL	245	96%	347	—	—	—
Riverside GCC	Ruskin, FL	418	100%	514	—	420	99
Royal Palm Village	Haines City, FL	269	97%	342	—	—	118
Cypress Greens	Lakeland, FL	195	100%	253	—	—	63
Savanna Club	Port St Lucie, FL	925	100%	294	—	—	142
Woodlands	Groveland, FL	147	99%	272	—	—	145
	Subtotal—Florida	5,586				1,056	810

Blue Star	Apache Junction AZ	22	68%	289	129	—	—
Brentwood West	Mesa, AZ	350	93%	448	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	218	—
Desert Harbor	Apache Junction AZ	176	99%	373	—	—	30
Fiesta Village	Mesa, AZ	172	82%	366	—	—	—
La Casa Blanca	Apache Junction AZ	198	94%	386	—	—	—
Lost Dutchman	Apache Junction AZ	190	86%	308	—	—	52
Rancho Mirage	Apache Junction AZ	312	93%	419	—	—	—
Reserve at Fox Creek	Bull Head City, AZ	208	100%	304	—	—	106
Sun Valley	Apache Junction AZ	268	93%	329	—	—	—
	Subtotal—Arizona	1,896			129	218	188

Mullica Woods	Egg Harbor City, NJ	90	100%	496	—	—	—

Total Communities	30	7,572	96%	$346	129	1,274	998

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 83.2% across the entire portfolio. Including sites not yet developed, occupancy was at 73.6% at March 31, 2006.

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2005	7,283		976	1,270	129	9,658
Properties developed	208		106	—	—	314
New lots purchased	—		1	—	—	1
New leases originated	81		(81)	—	—	—
Adjust for site plan changes	—		(4)	4	—	—

As of March 31, 2006	7,572	(1)	998	1,274	129	9,973

(1)	As of March 31, 2006, 7,245 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2005	6,947	7,283	95.4%
New home sales	105	81
Used home sales	—	—
Used homes acquired	(10)	—
Homes constructed by others	215	208
Homes removed from previously leased sites	(12)	—

As of March 31, 2006	7,245	7,572	95.7%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Expansion sites leased during the period		85	65

Estimated first year annualized profit on leases originated during the period	A	$332	$260

Costs, including development costs of sites leased		$5,005	$3,236
Home sales income (loss) attributable to sites leased		1,652	510

Total costs incurred to originate ground leases	B	$3,270	$2,726

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	10.2%	9.5%

For the three months ended March 31, 2006 and 2005, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Reported income from sales operations	$1,729	$598
Used home sales and brokerage business income	(77)	(76)
Used home sales	—	(12)

Adjusted income for projection analysis	$1,652	$510

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2005 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2005
Property income before depreciation	A	$19,819
Total investment in operating home sites	B	$242,304
Return on investment from earning home sites	A/B	8.2%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	1Q06 over 4Q05 Increase/ Decrease	1Q06 over 4Q05% Change	1Q06 over 1Q05 Increase/ Decrease	1Q06 over 1Q05% Change
New home contracts	91	145	145	105	117	12	10.3%	26	28.6%
New home closings	77	110	115	133	104	-29	-21.8%	27	35.1%
Home resales	2	5	4	1	—	-1	-100.0%	-2	-100.0%
Brokered home sales	61	90	45	51	62	11	17.7%	1	1.6%
New home contract backlog	105	139	157	93	75	-18	-19.4%	-30	-28.6%
Average Selling Price	$112,000	$109,000	$117,000	$125,000	$128,000	$3,000	2.3%	$16,000	14.3%
Average Gross Margin Percentage	31.8%	30.3%	30.1%	31.8%	33.0%